Exhibit 1.1

December 27, 2011

Private and Confidential

Mr. John M. Presley, CEO

First Capital Bancorp, Inc.

4222 Cox Road, Suite 200

Glen Allen, VA 23060

Dear John:

This letter agreement (this “Agreement”) is to confirm our understanding of the basis upon which Davenport & Company LLC (“Davenport” or the “Advisor”) is being engaged by First Capital Bancorp, Inc. (the “Company”) to act as the Company’s financial advisor and to perform the following investment banking services (a) serving as financial advisor to the Company in connection with a proposed rights offering to the existing shareholders (the “Rights Offering”) and (b) serving as standby underwriter to the Company in connection with: (i) the sale of any securities of the Company (or rights to purchase securities) not subscribed for in the Rights Offering by the Company’s existing shareholders or any standby purchasers; (ii) the sale of any securities of the Company (or rights to purchase such securities) to any standby purchasers (other than Ken Lehman), whether as part of the Rights Offering or otherwise; and/or (iii) any other sale of securities of the Company concurrently with or separate from the Rights Offering (any offering described in subsections (i), (ii) and (iii) above are collectively referred to herein as the “Public Offering”).

I.	Services of Davenport

A. Rights Offering. In the event that the Company desires to pursue a Rights Offering, Davenport will serve as the Company’s financial advisor in connection with the Rights Offering pursuant to an agency agreement containing customary representations and warranties from the Company, requiring the delivery of an acceptable “comfort letter” from the Company’s independent certified public accountants and an acceptable legal opinion from the Company’s legal counsel, and providing for indemnification of Davenport for, among other things, any material misstatement or omission in the Registration Statement or the Prospectus pertaining to the Rights Offering or, in the event the indemnification provisions are held to be unenforceable, customary provisions providing for contribution among the parties (the “Agency Agreement”). The Agency Agreement will also contain customary provisions permitting its termination under certain circumstances, including without limitation any material adverse change or any development involving a prospective material adverse change in or affecting the condition of the Company or the earnings, business or management of the Company.

Mr. John M. Presley, CEO

First Capital Bancorp, Inc.

December 27, 2011

It is understood that Davenport’s intent to serve as the Company’s financial advisor and to enter into the Agency Agreement is subject to, among other matters: (a) satisfaction of Davenport with the Company’s financial position, results of operations, current earnings and prospects; (b) Davenport’s further satisfactory due diligence investigation into the Company’s business; (c) market conditions at the time of the Rights Offering; (d) preparation of the Registration Statement, Prospectus and other appropriate documents related to the Rights Offering satisfactory to Davenport and its legal counsel; (e) compliance with all legal requirements to the satisfaction of Davenport’s legal counsel; and (f) the Company having an authorization and number of outstanding shares of capital stock reasonably satisfactory to Davenport. Without limitation of the foregoing, it is acknowledged and agreed that Davenport shall be under no obligation of any nature whatsoever to the Company unless and until a definitive Agency Agreement in respect of the Rights Offering is executed and delivered by the Company and Davenport.

B. Public Offering. In the event that the Company desires to pursue a Public Offering, Davenport shall have the right to participate in the Public Offering as a managing underwriter and to organize a syndicate of broker-dealers, if appropriate.

C. Fairness Opinion. Davenport will provide its opinion (an “Opinion”) to the Board of the Company as to the fairness, from a financial point of view, to the Company of the financial terms of the Rights Offering and Public Offering, as applicable. It is understood that an Opinion will be dated as of a date reasonably proximate to the date of the initial filing of the Registration Statement relating to the Rights Offering and will be subject to such qualifications and assumptions as Davenport deems necessary or appropriate in its sole professional judgment. It is further understood that, if an Opinion is requested to be included in the Registration Statement relating to the Rights Offering and Davenport consents to such inclusion, which consent shall not be unreasonably withheld, the Opinion will be reproduced in such Registration Statement in full, and any description of or reference to Davenport or summary of the Opinion in such Registration Statement will be in a form reasonably acceptable to Davenport and its counsel and consistent with similar descriptions or references in transactions of this type. In rendering an Opinion, Davenport will direct its advice to the Board, and such advice will not constitute a recommendation to any shareholder of the Company as to whether or not such shareholder should exercise any rights received in connection with the Rights Offering. An Opinion will not be reproduced, summarized, described or referred to without Davenport’s prior written consent. The Opinion will not address the relative merits of the Rights Offering or Public Offering as compared to any alternative business strategies that might exist for the Company. No opinion will be expressed by us as to whether any alternative transaction, including a sale or merger of the Company, might produce a consideration per share in excess of that contemplated in the Rights Offering.

D. M&A Transaction. Should the Company become a target of an unsolicited acquisition proposal during the term of this engagement and for the six month period following consummation of the transactions contemplated herein, the Company agrees to engage Davenport as its financial advisor on terms and conditions which are commercially reasonable for a transaction of this nature. Any prior agreements between the Company and Davenport concerning fees payable to Davenport related to a future acquisition transaction are null and void.

Mr. John M. Presley, CEO

First Capital Bancorp, Inc.

December 27, 2011

II.	Representations, Warranties, Terms and Conditions. The Company hereby represents and warrants to, and agrees with, Davenport as follows:

A. This Agreement has been duly authorized and represents the legal, valid, binding and enforceable obligation of the Company and that entering into this Agreement does not require the approval or consent of any governmental or regulatory agency or violate any law, regulation, contract or order binding on the Company.

B. The Company will furnish Davenport with all information and material concerning the Company, the Rights Offering and the Public Offering that Davenport requests in connection with the performance of its obligations hereunder (the “Information”). The Company represents and warrants that, to the best of the Company’s knowledge, all information made available to Davenport by the Company or contained in any Registration Statement or any Prospectus prepared in connection with a Rights Offering and Public Offering, will, at all times during the period of the engagement of Davenport hereunder, be complete and correct in all material respects and will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein not misleading in light of the circumstances under which such statements are made. The Company further represents and warrants that any projections provided to Davenport or contained in any offering materials used in connection with the Public Offering, or the Registration Statement or the Prospectus, will have been prepared in good faith and will be based upon assumptions which the Company’s management believes, in light of the circumstances under which they are made, are reasonable. The Company acknowledges and agrees that in rendering its services hereunder Davenport will be using and relying upon, without any independent investigation or verification thereof, all information that is or will be furnished to Davenport by or on behalf of the Company and on publicly available information, and Davenport will not in any respect be responsible for the accuracy or completeness of any of the foregoing kinds of information, and that Davenport will not undertake to make an independent appraisal of any of the assets of the Company. In particular, Davenport will assume and will not independently investigate or verify that the aggregate allowances and reserves for loan losses set forth in the Company’s financial statements are in the aggregate adequate to cover all such losses. Furthermore, Davenport will not make or obtain any independent evaluation, appraisal or physical inspection of any of the Company’s assets or liabilities, the collateral securing any of such assets or liabilities, or the collectability of any such assets, nor will Davenport review the loan or credit files of the Company. The Company understands that in rendering services hereunder Davenport does not provide accounting, legal or tax advice and will rely upon the advice of counsel to the Company and other advisors to the Company as to accounting, legal, tax and other matters relating to the Rights Offering and the Public Offering.

Mr. John M. Presley, CEO

First Capital Bancorp, Inc.

December 27, 2011

C. In connection with engagements of the nature covered by this Agreement, it is Davenport’s practice to provide for indemnification, contribution, and limitation of liability. By signing this Agreement, the Company agrees to the provisions attached to this Agreement (Attachment A), which provisions are expressly incorporated by reference herein.

D. The Company shall make or cause to be made state “blue sky” applications in such states and jurisdictions as shall be required by law in connection with the Rights Offering and/or Public Offering. It shall be the Company’s obligation to bear all blue sky counsel fees and expenses.

E. In connection with a Rights Offering, the Company shall cause each officer and director of the Company to execute a customary lock-up agreement expiring not less than 180 days after the closing of the Rights Offering. The lock-up agreement may be waived by Davenport in the event that an officer or director needs liquidity during the 180 day period, subject to market conditions. In addition, except for securities issued pursuant to existing employee benefit plans in accordance with past practices, the Company shall agree not to issue, offer to sell or sell any shares of its common stock, equity securities or options, warrants or other securities exercisable, convertible or exchangeable for common stock or equity securities (other than any rights or other securities issued in connection with the Rights Offering) without Davenport’s prior written consent for a period of 90 days after the closing of the Rights Offering.

III.	Compensation/Payment for Services Performed

A. In consideration for Davenport’s services hereunder, the Company shall compensate Davenport as follows:

1.	The Company shall pay or cause Davenport to be paid as follows:

(a) An Opinion fee of $75,000 (the “Opinion Fee”), payable upon delivery of Davenport’s Opinion. The Opinion Fee shall be earned when paid and shall be nonrefundable, even in the event that Davenport is unable to provide its opinion that the financial terms of the Rights Offering or Public Offering as applicable, are fair, from a financial point of view, to the Company, or if the Company or any other party determines not to proceed with the subject Rights Offering or Public Offering.

(b) A contingent advisory fee (the “Advisory Fee”) equal to $75,000 that is due and payable upon the closing of the Rights Offering.

(c) An underwriting fee (the “Underwriting Fee”) equal to 6% of the aggregate gross proceeds of any securities sold in the Public Offering. The underwriting fee is due and payable to Davenport on the date of the first closing of the transaction. Any selling concession paid to another

Mr. John M. Presley, CEO

First Capital Bancorp, Inc.

December 27, 2011

broker-dealer in connection with the Public Offering will be separately agreed to by Davenport and such broker-dealer, and will not result in an additional underwriting fee to the Company.

(d) If the Opinion Fee, Advisory Fee and Underwriting Fee, if applicable, are not fully paid when due, the Company agrees to pay all costs of collection or other enforcement of Davenport’s rights hereunder, including but not limited to attorneys’ fees and expenses, whether collected or enforced by suit or otherwise. The Opinion Fee, Advisory Fee and Underwriting Fee are not negotiable and are not subject to any reduction, set-off, counterclaim or refund for any reason or matter whatsoever.

B.	In addition to the fees described in Section III(A) above and the obligation of the Company to pay certain expenses set forth in Sections II(C) and II(D) above, and whether or not any Rights Offering or Public Offering is consummated, the Company will pay all of Davenport’s reasonable out-of-pocket expenses (including, without limitation, expenses related to document and presentation materials, travel, external database and communications services, courier and delivery services, and the fees and expenses of its outside legal counsel) incurred in connection with this engagement. Any such out-of-pocket expenses shall be payable as they are incurred upon request by Davenport. In connection with a Rights Offering and Public Offering, the Company will pay all expenses incurred in connection therewith, including the fees and expenses of the Company’s accountants and counsel and fees and expenses incurred in connection with: (i) the preparation, printing, filing, mailing and delivery of the Registration Statement and Prospectus in its preliminary and final forms and any amendments thereto, including fees payable to the Securities and Exchange Commission and the Financial Industry Regulatory Authority; (ii) if applicable, the listing or qualification of the rights (or underlying securities) for trading on any exchange or quotation system; (iii) the printing and mailing of any other related documents; (iv) the issuance, transfer and delivery of the rights (or underlying securities) including issue and transfer taxes, if any; (v) the qualification, registration or exemption, if required, of the rights or securities to be offered and sold in the Rights Offering under the securities laws of any states or jurisdictions in which the Company’s shareholders reside, including the costs of preparing, printing and mailing the “Blue Sky” surveys and the fees and disbursements of “Blue Sky” counsel in connection therewith; (vi) the reasonable out-of-pocket costs of any required due diligence procedures by Davenport; (vii) the Company’s travel in connection with “roadshow” informational meetings and presentations for the brokerage community and institutional investors; (viii) settlement in same day funds, if desired by the Company; and (ix) registrar and transfer agent fees.

IV.	Miscellaneous

Mr. John M. Presley, CEO

First Capital Bancorp, Inc.

December 27, 2011

A.	The term of this engagement will continue until terminated in the manner provided for in this Section. Either party may terminate Davenport’s engagement hereunder at any time by giving the other party at least 30 days’ prior written notice. Notwithstanding the foregoing, Davenport may terminate this Agreement at any time if it reasonably determines that results from its due diligence review of the Company’s business, management and future prospects are unsatisfactory. The provisions of Sections II(C), II(E), III(A), III (B), IV(B), IV(C), IV(D), IV(F), IV(G) and IV(H) hereof shall survive any expiration or termination of this Agreement.

B.	Davenport is being retained to serve as financial advisor solely to the Company, and it is agreed that the engagement of Davenport is not, and shall not be deemed to be, on behalf of, and is not intended to, and will not, confer rights or benefits upon any shareholder or creditor of the Company or upon any other person or entity. No one other than the Company is authorized to rely upon this engagement of Davenport or any statements, conduct or advice of Davenport, and no one other than the Company is intended to be a beneficiary of this engagement. The Company is a sophisticated business enterprise that has retained the Advisor for the limited purposes set forth in this Agreement, and the parties agree that their respective rights and obligations are contractual in nature. Each party disclaims an intention to impose fiduciary obligations on the other by virtue of the engagement contemplated by this Agreement. The Advisor’s liability to the Company in connection with this engagement is limited to the total fees paid by the Company to the Advisor. All opinions, advice or other assistance (whether written or oral) given by Davenport in connection with this engagement are intended solely for the benefit and use of the Company and will be treated by the Company as confidential, and no opinion, advice or other assistance of Davenport shall be used for any other purpose or reproduced, disseminated, quoted or referred to at any time, in any manner or for any purpose, nor shall any public or other references to Davenport (or to such opinions, advice or other assistance) be made without the express prior written consent of Davenport or as otherwise required by law.

C.

Davenport acknowledges that a portion of the Information may contain confidential and proprietary business information concerning the Company. Davenport agrees, except as otherwise required by law, judicial process or regulatory request or demand, to maintain the confidentiality of such Information; provided that such Information may be disclosed to Davenport’s employees, agents and representatives who need to know such Information for the purpose of assisting Davenport in rendering the services contemplated hereunder (it being understood that such persons shall be informed of the confidential nature of the Information and shall be directed to treat such Information confidentially). The confidentiality agreement hereunder shall not apply to Information which: (i) becomes generally available to the public other than as a result of disclosure by Davenport or its representatives; (ii) was available on a nonconfidential basis

Mr. John M. Presley, CEO

First Capital Bancorp, Inc.

December 27, 2011

prior to its disclosure to Davenport; or (iii) becomes available to Davenport on a nonconfidential basis from a source other than the Company or its representatives provided that such source is not known to Davenport to be bound by a confidentiality agreement with the Company or its representatives.

D.	The Company agrees that, following the closing or consummation of the Rights Offering and/or Public Offering, Davenport has the right to place advertisements in financial and other newspapers and journals at its own expense, describing its services to the Company and a general description of the subject transaction(s). In addition, the Company agrees to include in any press release or public announcement announcing the Rights Offering and/or Public Offering a reference to Davenport’s role in connection with such transaction, provided that the Company will submit a copy of any such press release or public announcement to Davenport for its prior approval, which approval shall not be unreasonably withheld or delayed.

E.	The Company represents and warrants that there are no brokers, representatives or other persons that have an interest in any compensation due to Davenport from any transaction contemplated herein. The Company acknowledges and agrees that Davenport is a full-service securities firm and as such from time-to-time may effect transactions for its own account or the accounts of its customers and hold long positions in debt or equity securities of the Company. In addition, the Company has received full disclosure of, and hereby waives, any conflict of interest that may result from Davenport both acting as the Company’s financial advisor in connection with the proposed Rights Offering and Public Offering and rendering the Opinion to the Board in connection with any such Rights Offering or Public Offering.

F.	The terms and provisions of this Agreement are solely for the benefit of the Company and Davenport and the other Indemnified Persons and their respective successors, assigns, heirs and personal representatives, and no other person shall acquire or have any right by virtue of this Agreement. The Company and Davenport acknowledge and agree that Davenport is acting as an independent contractor, and is not a fiduciary of, nor will its engagement hereunder give rise to fiduciary duties to, the Company. This Agreement represents the entire understanding between the Company and Davenport with respect to the Rights Offering, the Public Offering and Davenport’s engagement hereunder, and all prior discussions are merged herein. This Agreement may be executed in two or more counterparts (including fax or electronic counterparts), all of which together will be considered a single instrument. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE COMMONWEALTH OF VIRGINIA AND MAY BE AMENDED, MODIFIED OR SUPPLEMENTED ONLY BY WRITTEN INSTRUMENT EXECUTED BY EACH OF THE PARTIES HERETO.

Mr. John M. Presley, CEO

First Capital Bancorp, Inc.

December 27, 2011

G.	It is understood that Davenport’s obligation under this Agreement is to use its commercially reasonable efforts throughout the period for which it acts as the Company’s agent as described herein. Davenport’s engagement is not intended to provide the Company or any other person or entity with any assurances that any Rights Offering or Public Offering will be consummated, and in no event will Davenport be obligated to purchase the Company’s common shares or other securities in the Rights Offering or otherwise for its own account or the accounts of its customers.

H.	The parties hereby waive any right to a trial by jury with respect to any dispute related to this Agreement, any transaction contemplated hereby, or any other matter contemplated hereby.

If the foregoing correctly sets forth the entire understanding and agreement between Davenport and the Company with respect to the transactions contemplated herein, please so indicate in the space provided for that purpose below and return an executed copy to us, whereupon this letter shall constitute a binding agreement as of the date first above written.

Very truly yours,

DAVENPORT & COMPANY LLC

/s/ Robert F. Mizell

Robert F. Mizell CFA
Executive Vice President

AGREED AND ACCEPTED AS OF THE DATE HEREOF:

FIRST CAPITAL BANCORP, INC.

By:	/s/ John M. Presley

Its:	Chief Executive Officer and Managing Director

ATTACHMENT A

DAVENPORT & COMPANY LLC

INDEMNIFICATION, CONTRIBUTION AND LIMITATION OF LIABILITY PROVISIONS

(a) The Company agrees to indemnify and hold harmless Davenport and its affiliates and their respective officers, directors, employees and agents, and any persons controlling Davenport or any of its affiliates within the meaning of Section 15 of the Securities Act of 1933 or Section 20 of the Securities Exchange Act of 1934 (Davenport and each such other person or entity being referred to herein as an “Indemnified Person”), from and against all claims, liabilities, losses or damages (or actions in respect thereof) or other expenses which (A) are related to or arise out of (i) actions taken or omitted to be taken (including any untrue statements made or any statements omitted to be made) by the Company or its affiliates or (ii) actions taken or omitted to be taken by an Indemnified Person with the consent or in conformity with the actions or omissions of the Company or its affiliates or (B) are otherwise related to or arise out of Davenport’s activities on behalf of the Company. The Company will not be responsible, however, for any losses, claims, damages, liabilities or expenses pursuant to the preceding sentence which are finally judicially determined to have resulted from such Indemnified Person’s bad faith, gross negligence or willful misconduct. In addition, the Company agrees to reimburse each Indemnified Person for all out-of-pocket expenses (including fees and expenses of counsel) as they are incurred by such Indemnified Person in connection with investigating, preparing, conducting or defending any such action or claim, whether or not in connection with litigation in which any Indemnified Person is a named party, or in connection with enforcing the rights of such Indemnified Person under this Agreement.

(b) If for any reason the foregoing indemnity is unavailable to an Indemnified Person or insufficient to hold an Indemnified Person harmless, then the Company shall contribute to the amount paid or payable by such Indemnified Person as a result of such claim, liability, loss, damage or expense in such proportion as is appropriate to reflect not only the relative benefits received by the Company on the one hand and Davenport on the other, but also the relative fault of the Company and Davenport, as well as any relevant equitable considerations, subject to the limitation that in any event the aggregate contribution of all Indemnified Persons to all losses, claims, liabilities, damages and expenses shall not exceed the amount of fees actually received by Davenport pursuant to this Agreement. It is hereby further agreed that the relative benefits to the Company on the one hand and Davenport on the other with respect to any transaction or proposed transaction contemplated by this Agreement shall be deemed to be in the same proportion as (i) the total value the transaction or proposed transaction bears to (ii) the fees paid to Davenport with respect to such transaction.

(c) No Indemnified Person shall have any liability to the Company or any other person in connection with the services rendered pursuant to this Agreement, except for any liability for losses, claims, damages or liabilities finally judicially determined to have resulted from such Indemnified Person’s bad faith, gross negligence or willful misconduct.

(d) The Company agrees that it will not settle or compromise or consent to the entry of any judgment in any pending or threatened claim, action, suit or proceeding in respect of which indemnification may be sought from the Company by any Indemnified Person (whether any Indemnified Person is an actual or potential party to such claim, action, suit or proceeding) unless such settlement, compromise or consent includes an unconditional release of Indemnified Persons hereunder from all liability arising out of such claim, action, suit or proceeding.

(e) To the extent officers or employees of Davenport appear as witnesses, are deposed, or otherwise are involved in or assist with any action, hearing or proceeding related to or arising from any transaction or proposed transaction contemplated by this Agreement or Davenport’s engagement hereunder, or in a situation where such appearance, involvement or assistance results from Davenport’s engagement hereunder, the Company will pay Davenport, in addition to the fees set forth above, Davenport’s customary per diem charges. In addition, if any Indemnified Person appears as a witness, is deposed or otherwise is involved in any action relating to or arising from any transaction or proposed transaction contemplated by this Agreement or Davenport’s engagement hereunder, or in a situation where such appearance, involvement or assistance results from Davenport’s engagement hereunder, the Company will reimburse such Indemnified Person for all expenses (including fees and expenses of counsel) incurred by it by reason of it or any of its personnel being involved in any such action.

(f) The Company waives any right to a trial by jury with respect to any claim or action arising out of this Agreement or the actions of Davenport, and consents to personal jurisdiction, service of process and venue in any court in which any claim covered by the provisions of this Attachment A may be brought against an Indemnified Person.

(g) The provisions of this Attachment A shall be in addition to any liability the Company may have to any Indemnified Person at common law or otherwise, and shall survive the expiration or termination of this Agreement and the closing or consummation of any transaction or proposed transaction contemplated by this Agreement.